Exhibit 99.1
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155 Northboro Road
Southborough, MA 01772
Telephone (508) 281 5510
News Release

For release: Immediately
For further information contact: Paul N. Farquhar

TECH/OPS SEVCON REPORTS SECOND QUARTER RESULTS
Southborough, Mass. April 28, 2009..... Tech/Ops Sevcon, Inc. (NASDAQ symbol TO) reported a second quarter net loss of $293,000, or $0.09 per share.

Second quarter fiscal 2009 compared to second quarter fiscal 2008

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Revenues in the second fiscal quarter were $4.9 million compared to $10.6 million last year. The 54% decrease in reported revenues was mainly due to a broad weakness in demand for the Company’s products compared to fiscal 2008. Lower shipment volumes decreased revenues by $5 million. The strength of the US Dollar against the Euro and the British pound reduced reported revenues by $0.7 million compared to the second quarter of fiscal 2008.

•	Gross margin was 42.2% compared to 35.2% for the same quarter last year. A combination of currency effects, lower overheads and sales mix improved gross margins.

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Operating expenses were $544,000 lower than last year. The reduction was due to lower operating spend of $298,000 offset by a restructuring charge of $303,000; currency fluctuations further reduced reported operating expense by $549,000. The restructuring charge related principally to the elimination of 21 employees in response to the substantial fall in demand for the company’s products. The Company now has 102 employees world-wide, compared with 157 at the end of the second quarter last year.

•	The Company recorded an operating loss for the second fiscal quarter of $474,000 after reflecting the restructuring charge. In the quarter currency fluctuations generated a net benefit of $137,000.

•	Net loss for the second quarter was $293,000 compared to net income of $461,000 in the same quarter last year.

•	Fully diluted net loss per share was $0.09 compared to fully diluted net income per share of $0.14 in fiscal 2008.

Six months year-to-date 2009 compared to 2008

•	Revenue of $11.7 million was $9.1 million lower than last year; volumes shipped were 36% lower and currency fluctuations reduced reported revenue by a further 7.8%.

•	The operating loss was $0.4 million compared to an operating profit of $1.2 million last year, a decrease of $1.6 million.

•	Net loss for the first six fiscal months was $434,000 compared to net income of $774,000 last year.

•	Fully diluted net loss per share was $0.13 in the first six months compared to fully diluted net income per share of $0.24 in fiscal 2008.

Tech/Ops Sevcon, Inc. is a world leader in the design, manufacture and marketing of microprocessor based controls for zero emission electric vehicles. The controls are used to vary the speed and movement of vehicles, to integrate specialized functions, and to prolong the shift life of the vehicles’ batteries. Sevcon supplies customers throughout the world from its operations in the United Kingdom, the USA, France, and the Far East, and through an international dealer network. The Company's customers are manufacturers of fork lift trucks, aerial lifts, mining vehicles, airport tractors, sweepers, and other battery powered vehicles.

Second Quarter 2009 Financial Highlights (unaudited)
     (in thousands except per share data)

	Three months ended		Six months ended
	March 28 2009	March 29 2008	March 28 2009	March 29 2008

Net sales	$4,883	$10,560	$11,710	$20,803

Operating (Loss) / Income	(474)	635	(401)	1,220

(Loss) / Income before income taxes	(410)	709	(628)	1,191

Net (Loss) / Income	$(293)	$461	$(434)	$774

Basic (Loss) / Income per share	$(0.09)	$.14	$(0.13)	$.24

Diluted (Loss) / Income per share	$(0.09)	$.14	$(0.13)	$.24

Cash dividend per share	$-	$.03	$-	$.06

Average shares outstanding	3,243	3,212	3,235	3,200

Summarized Balance Sheet Data

	(in thousands of dollars)
	March 28, 2009 (unaudited)	September 30, 2008 (derived from audited statements)
Cash and cash equivalents	$754	$1,630
Receivables	4,110	7,087
Inventories	5,186	4,970
Prepaid expenses and other current assets	1,020	862
Total current assets	11,070	14,549
Long-term assets	4,815	5,206
Total assets	$15,885	$19,755

Current liabilities	$4,273	$6,277
Liability for pension benefits	307	378
Other long-term liabilities	43	54
Stockholders’ equity	$11,262	$13,046
Total liabilities and stockholders’ investment	$15,885	$19,755